As filed with the Securities and Exchange Commission on July 28, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Duolingo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	45-3055872
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5900 Penn Avenue
Pittsburgh, Pennsylvania 15206
(412) 567-6602
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)
DUOLINGO, INC. 2011 EQUITY INCENTIVE PLAN
DUOLINGO, INC. 2021 INCENTIVE AWARD PLAN
DUOLINGO, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)
Luis von Ahn
Chief Executive Officer
Duolingo, Inc.
5900 Penn Avenue
Pittsburgh, Pennsylvania 15206
(412) 567-6602
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Tad J. Freese	Stephen Chen
Benjamin A. Potter	General Counsel
Alison A. Haggerty	Duolingo, Inc.
Latham & Watkins LLP	5900 Penn Avenue
140 Scott Drive	Pittsburgh, Pennsylvania 15206
Menlo Park, California 94025	(412) 567-6602
(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.0001 per share
2011 Equity Incentive Plan (Options)	6,631,261 (2)(3)	$10.13 (4)	$67,174,674	$7,329
2011 Equity Incentive Plan (RSUs)	594,705 (5)(3)	$102.00 (6)	$60,659,910	$6,618
2011 Equity Incentive Plan (Conversion of Class B Common Stock)	2,834,500 (7)	$— (8)	$—	$—
2021 Incentive Award Plan	7,946,044 (9)	$102.00 (6)	$810,496,488	$88,426
2021 Employee Stock Purchase Plan	1,119,000 (10)	$102.00 (6)	$114,138,000	$12,453
Class B common stock, par value $0.0001 per share
2011 Equity Incentive Plan (Options)	1,034,500 (11)	$20.17 (12)	$20,865,865	$2,277
2011 Equity Incentive Plan (RSUs)	1,800,000 (13)	$102.00 (6)	$183,600,000	$20,031
TOTAL	21,960,010	—	$1,256,934,937	$137,134
____________
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) or Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), of Duolingo, Inc. (the “Company”) that become issuable under the Company’s 2011 Equity Incentive Plan, as amended (the “2011 Plan”), 2021 Equity Incentive Plan (the “2021 Plan”) and the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), as applicable, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Company’s Class A Common Stock or Class B Common Stock, as the case may be.
(2)Represents shares of Class A Common Stock issuable upon the exercise of options outstanding under the 2011 Plan.
(3)To the extent that (i) outstanding awards under the 2011 Plan expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled or forfeited or (ii) shares subject to outstanding 2011 Plan awards are delivered to the Company to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, such shares of Class A Common Stock subject to such awards will be available for future issuance under the 2021 Plan. See footnote 9 below.
(4)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $10.13 per share for outstanding stock options exercisable for Class A Common Stock granted under the 2011 Plan.
(5)Represents shares of Class A Common Stock issuable upon the settlement of restricted stock unit awards (“RSUs”) outstanding under the 2011 Plan.
(6)Pursuant to Rule 457(h) of the Securities Act, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the Class A Common Stock ($102.00 per share).
(7)Represents (i) 1,034,500 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock underlying options outstanding under the 2011 Plan (see footnote 11 below) and (ii) 1,800,000 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock underlying RSUs outstanding under the 2011 Plan (see footnote 13 below).
(8)Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of any Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.
(9)Represents 7,946,044 shares reserved for future issuance under the 2021 Plan, which number consists of (a) 7,832,000 shares initially available for issuance under the 2021 Plan, and (b) an additional 114,044 shares previously reserved but unissued under the 2011 Plan on the effective date of the 2021 Plan that are now available for issuance under the 2021 Plan. To the extent that (i) outstanding awards under the 2011 Plan expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled or forfeited or (ii) shares subject to outstanding 2011 Plan awards are delivered to the Company to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, such shares of Class A Common Stock subject to such awards will be available for future issuance under the 2021 Plan. See footnote 3 above.
(10)Represents 1,119,000 shares of Class A Common Stock initially available for issuance under the 2021 ESPP.
(11)Represents shares of Class B Common Stock issuable upon the exercise of options outstanding under the 2011 Plan.
(12)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $20.17 per share for outstanding stock options exercisable for Class B Common Stock granted under the 2011 Plan.
(13)Represents shares of Class B Common Stock issuable upon the settlement of RSUs outstanding under the 2011 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed or will be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to items (a) and (b) below and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to item (c) below are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a)the Company’s Registration Statement on Form S-1, as amended (File No. 333-257483), filed with the Commission on July 26, 2021, which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;
(b)the Company’s prospectus to be filed on or about July 28, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-257483); and
(c)the description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on July 23, 2021 (File No. 001-40653), together with any amendment thereto filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.
Item 4. Description of Securities.
See the description of the Class A Common Stock and Class B Common Stock contained in the Registration Statement on Form S-1, as amended (File No. 333-257483).
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, among other things, grants a Delaware corporation the power to, and authorizes a court to award, indemnification and advancement of expenses to officers, directors, and other corporate agents.
The Company’s amended and restated certificate of incorporation, which will become effective immediately prior to the completion of the Company’s initial public offering, will contain provisions authorized by the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) that limit the personal liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, except liability for the following:
•any breach of the director’s duty of loyalty to the Company or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of Delaware law; or
•any transaction from which the director derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
The Company’s amended and restated bylaws, which will become effective immediately prior to the completion of the Company’s initial public offering, provide that the Company will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Company’s directors or officers or is or was serving at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Company’s amended and restated bylaws provide that the Company may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Company’s employees or agents or is or was serving at the Company’s request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Company’s amended and restated bylaws will also provide that the Company must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
In addition, the Delaware General Corporation Law provides that to the extent a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any generally indemnifiable action, suit, or proceeding, that such person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit, or proceeding. For any acts or omissions occurring after December 31, 2020, the officers referenced in the immediately preceding sentence could be more limited as a matter of Delaware law.
Further, the Company has entered into or intends to enter into indemnification agreements with each of the Company’s directors and executive officers. Subject to certain limitations, these indemnification agreements will require the Company, among other things, to indemnify such directors and executive officers for certain expenses and against certain liabilities including, among other things, attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably paid or incurred by such director or officer in any action, suit, or proceeding arising out of their services as a director or officer or any other company or enterprise to which the person provides services at the Company’s request. Subject to certain exceptions, these indemnification agreements will also require the Company to advance certain expenses (including attorneys’ fees and disbursements) actually and reasonably paid or incurred by the directors and executive officers in advance of the final disposition of the action, suit, or proceeding. The Company believes that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in the Company’s amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that the Company enters into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Company’s directors and executive officers, even though an action, if successful, might benefit the Company and other stockholders. Further, a stockholder’s investment may be harmed to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Company is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees, or other agents or is or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and the Company is not aware of any threatened litigation that may result in claims for indemnification.
The Company expects to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.
Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Company’s board of directors.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit Number	Filing Date
4.1	Amended and Restated Certificate of Incorporation, as currently in effect	S-1/A	333-257483	3.1	7/19/2021
4.2	Form of Amended and Restated Certificate of Incorporation	S-1/A	333-257483	3.2	7/19/2021
4.3	Bylaws, as currently in effect	S-1	333-257483	3.3	6/28/2021
4.4	Form of Amended and Restated Bylaws	S-1/A	333-257483	3.4	7/19/2021
4.3	Form of Class A Common Stock Certificate	S-1	333-257483	4.2	6/28/2021
4.4*	Form of Class B Common Stock Certificate
5.1*	Opinion of Latham & Watkins LLP
23.1*	Consent of Deloitte & Touche, LLP
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1(a)	2011 Equity Incentive Plan, as amended	S-1	333-257483	10.2(a)	6/28/2021
99.1(b)	Form of Stock Option Grant Notice and Agreement under 2011 Equity Incentive Plan, as amended.	S-1	333-257483	10.2(b)	6/28/2021
99.1(c)	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2011 Equity Incentive Plan, as amended	S-1	333-257483	10.2(c)	6/28/2021
99.2(a)	2021 Equity Incentive Plan	S-1/A	333-257483	10.3(a)	7/19/2021
99.2(b)	Form of Stock Option Grant Notice and Agreement under 2021 Equity Incentive Plan	S-1/A	333-257483	10.3(b)	7/19/2021
99.2(c)	Form of Restricted Stock Unit Grant Notice and Agreement under 2021 Equity Incentive Plan	S-1/A	333-257483	10.3(c)	7/19/2021
99.3	Employee Stock Purchase Plan	S-1/A	333-257483	10.4	7/19/2021
____________
*Filed herewith.
Item 9. Undertakings.
A. The Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on this 28th day of July, 2021.

DUOLINGO, INC.

By	/s/ Luis von Ahn
Luis von Ahn
Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned officers and directors of Duolingo, Inc., hereby severally constitute and appoint Luis von Ahn and Matthew Skaruppa, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Luis von Ahn	Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2021
Luis von Ahn

/s/ Matthew Skaruppa	Chief Financial Officer (Principal Financial and Accounting Officer)	July 28, 2021
Matthew Skaruppa

/s/ Amy Bohutinsky	Director	July 28, 2021
Amy Bohutinsky

/s/ Sara Clemens	Director	July 28, 2021
Sara Clemens

/s/ Bing Gordon	Director	July 28, 2021
Bing Gordon

/s/ Severin Hacker	Chief Technology Officer and Director	July 28, 2021
Severin Hacker

/s/ Gillian Munson	Director	July 28, 2021
Gillian Munson

/s/ Jim Shelton	Director	July 28, 2021
Jim Shelton

/s/ Laela Sturdy	Director	July 28, 2021
Laela Sturdy